Exhibit 10.1 - Turnover Agreement

TURNOVER AGREEMENT

THIS TURNOVER AGREEMENT (this “Agreement”) is made and entered into this 29th day of July, 2010, by and between East Fork Biodiesel, LLC ("EFB") and Farm Credit Services of America, FLCA or its Assignee, (“FCSA”).

RECITALS:

This Agreement is made with reference to the following facts and recitals:

(a)
Pursuant to the terms of a Master Loan Agreement and various Supplements thereto, (the Master Loan Agreement, Supplements and all other documents related thereto are collectively referred to as the "Loan Documents") EFB is currently indebted to FCSA (the "Indebtedness").

(b)
To secure the Indebtedness, EFB has granted, inter alia, FCSA a real estate mortgage dated as of January 30, 2007, on certain real property and improvements located in Kossuth County, Iowa (the "Mortgage" on the "Mortgaged Property").

(c)
In order to collect the Indebtedness due to the default of EFB, FCSA initiated a lawsuit in the Iowa District Court for Kossuth County entitled Farm Credit Services of America, FLCA v. East Fork Biodiesel, LLC, Case No EQCV 025857 (the "Litigation.").

(d)
On April 29, 2010, the Kossuth County District Court granted FCSA's Motion for Summary Judgment in the amount of $25,736,391.99 together with interest at the per diem rate of $5,197.91, plus any further sums for taxes or insurance for the real estate and improvements which FCSA may be required to advance (the "Judgment Balance") and entered its Order and Decree of Foreclosure (the "Decree of Foreclosure") in the Litigation.

(e)
In order to provide for orderly special execution on the Decree of Foreclosure and turn over of possession of the Mortgaged Property to FCSA, the parties have agreed to enter into and perform this Agreement.

AGREEMENT:

NOW, THEREFORE, in order to consummate the intent of the parties as set forth in the foregoing Recitals, which are made a contractual part of this Agreement, and in consideration of the mutual agreements, provisions, and covenants herein contained, the parties agree as follows:

1.           Turnover of Possession of the Mortgaged Property.   EFB, on July 30, 2010, at 12:00 Noon (the "Turnover Date") shall voluntarily turn over possession of the Mortgaged Property including all personal property subject to the Security Agreement, dated January 30, 2007, made by EFB in favor of FCSA, as amended (the "Security Agreement"), to FCSA.  FCSA agrees to accept possession of the Mortgaged Property on July 30, 2010 and agrees to be solely responsible for care, safekeeping, utilities, insurance and maintenance of such Mortgaged

Property as of and after the Turnover Date.  EFB reserves until August 20, 2010, the right to remove from the Mortgaged Property and to sell for its own account any inventories of methanol and of sodium methylate stored on the Mortgaged Property.  Notwithstanding anything to the contrary herein, EFB agrees to allow personnel of Energetix, LLC, to access the Mortgaged Property on July 28, 2010 to work with EFB management in order to evaluate and understand the facility and its various processes, inventories, etc.  In addition, EFB agrees to allow an environmental consultant retained by FCSA to access the Mortgaged Property prior to July 30, 2010 in order to do an environmental assessment on the Mortgaged Property.

2.           Foreclosure by FCSA.

(a)
On or before July 30, 2010, FCSA and CoBank shall file a Joint Motion for Leave to Reopen Foreclosure Proceedings together with an Agreed Order stipulating that the Mortgaged Property is not agricultural land or agricultural property or used for an agricultural purpose as defined under Iowa Code.

(b)	FCSA shall promptly proceed with Special Execution and Sheriff's Sale under the Decree of Foreclosure.

3.           Right of First Refusal.  If FCSA is the highest bidder at the foreclosure sale and receives the sheriff's certificate deed, then from and after the receipt of the sheriff's certificate deed thru December 31, 2010, EFB shall have a right of first refusal to repurchase the Mortgaged Property.  If FCSA proposes to sell the Mortgaged Property, in a transaction other than a public auction, FCSA shall first offer EFB the right to repurchase the Mortgaged Property on the same terms and at the same price that FCSA proposes to sell the Mortgaged Property.  EFB has ten business days after being given notice of the terms and price of the proposed sale in which to exercise the right to repurchase the Mortgaged Property by submitting a binding offer to FCSA on the same terms and at the same price, with closing to occur within thirty days after the offer.  After the expiration of either the period for offer or the period for closing, without submission of an offer or a closing occurring, FCSA may sell the Mortgaged Property to any other person on the terms upon which it was offered to FCSA.

If FCSA seeks to sell the Mortgaged Property by public auction, EFB must be given ten days notice of the following: (a) the date, time, place and procedures of the auction sale; and (b) any minimum terms or limitations imposed upon the auction.

Notice by FCSA of a proposed sale or auction is given on the date that notice or offer is mailed to:

East Fork Biodiesel, LLC
c/o Chris Daniel
5358 Appleton Drive
Davenport, Iowa 52804

By regular United States mail, postage prepaid with a copy by electronic mail to:

Terry M. Giebelstein
Lane & Waterman, LLP
220 N. Main Street, Suite 600
Davenport, Iowa 52801-1987
Telephone: (563) 333-6614
tgiebelstein@l-wlaw.com

Notice of EFB's right of first refusal or the submission of a binding offer by EFB, is given on the date that notice or offer is mailed to:

Ronald P. Seigley
Vice President, Division Manager
CoBank
P.O. Box 5110
Denver, Colorado 80217

By regular United States mail, postage prepaid with a copy by electronic mail to:

Robert J. Bothe
McGrath North Mullin & Kratz, PC LLO
Suite 3700 First National Tower
1601 Dodge Street
Omaha, Nebraska 68102
rbothe@mcgrathnorth.com

Nothing to the contrary herein, EFB's right of first refusal terminates December 31, 2010, except as to any transaction as to which EFB serves timely notice of exercise of its right of first refusal on or before December 31, 2010.

4.           Waiver of Redemption Rights.   As of the foreclosure sale, EFB knowingly, voluntarily, and with full advice of counsel, hereby waives and relinquishes any and all rights of redemption to which it may be entitled under Iowa law, either statutory or equitable, with respect to the Mortgaged Property and agrees and commits that it will never assert in any forum whatsoever, that it is entitled to redeem the Mortgaged Property from the Decree of Foreclosure.

5.           Waiver of Deficiency.  In consideration of this Agreement, as of the foreclosure sale of the Mortgaged Property, FCSA hereby waives any claim or right to a deficiency judgment against EFB.  FCSA agrees to limit its judgment to in rem claims against the Mortgaged Property.

6.           Consideration.  In consideration for EFB's commitments hereunder, including the waiver of redemption rights, FCSA shall pay to EFB, on September 8, 2010, by wire transfer to the trust account of EFB's counsel, Lane & Waterman, LLP, One Hundred Thousand ($100,000.00) Dollars.

7.           Personal Property.  EFB acknowledges and agrees that the security interests created by the Security Agreement are valid, existing, perfected and enforceable liens on the property described therein and that EFB will not sell, trade, lease or in any manner transfer any of the collateral covered by the Security Agreement without FCSA's prior written permission.

8.           Access to Computers and Records.   EFB shall have the right to retain possession and ownership of, and to remove from the Mortgaged Property prior to the Turnover Date, all of its business and financial records.  In addition, EFB shall be entitled to retain possession of, and to remove from the Mortgaged Property prior to the Turnover Date, one (1) desktop computer and one (1) laptop computer (including screens, keyboards and software), and one (1) server (including screens, keyboards and software) upon which such business and financial records are kept. The parties understand and agree that such computers and the information contained thereon are necessary to the wrap-up and termination of EFB's business affairs.   FCSA releases any lien or other claim that it may have to said computers and records.

9.           Insurance.  EFB will maintain the Federal Insurance/Chubb Policy # 3584-89-04 CHI in full force and effect through the Turnover Date and shall cancel the same effective as of the Turnover Date and shall be entitled to receive and retain all insurance premium refunds arising from such cancellation; FCSA shall not object to EFB's cancellation of such insurance effective as of the Turnover Date and disclaims any right or interest in such insurance premium refund.  FCSA shall be solely responsible to provide all insurance on the Mortgaged Property (including fire and casualty and liability insurance) from and after the Turnover Date.  At FCSA's option, and if permitted by the insurer, FCSA may assume the existing insurance policy as of the Turnover Date by paying to EFB an amount equal to the premium refund that EFB would otherwise be entitled to receive on cancellation.  Upon such payment to EFB from FCSA, which shall be made no later than July 30, 2010, EFB shall assign the insurance policy to FCSA.

10.           General Release by EFB.  In consideration of this Agreement, EFB, for itself, and its shareholders, members, officers, directors, successors and assigns, hereby releases and discharges FCSA and each participant and lender, and their respective officers, directors, employees, agents, successors and assigns, of and from all claims, demands, actions and causes of action of every kind, known or unknown, which may now exist or hereafter accrue by reason of any acts, transactions or omissions occurring prior to the date of this Agreement.

11.           General Release by FCSA.  Subject to FCSA's waiver of its deficiency rights and subject to all other rights and remedies under the Loan Documents and the Decree of Foreclosure as provided in this Agreement, in consideration of this Agreement, FCSA, for itself, and its shareholders, members, officers, directors, successors and assigns, hereby releases and discharges EFB, and its members, officers, directors, mangers, employees, agents, successors and assigns, of and from all claims, demands, actions and causes of action of every kind, known or unknown, which may now exist or hereafter accrue by reason of any acts, transactions or omissions occurring prior to the date of this Agreement.

12.           Representations and Covenants.  With the knowledge and expectation that each party is placing complete reliance on the representations and covenants set forth in this Agreement by the other party, and with the knowledge and understanding that those representations and covenants shall survive beyond the date of this Agreement, each party represents and covenants with and to the other party as follows:

(a)	It enters into this Agreement freely, voluntarily, and of its own volition, and it is not under any undue influence.

(b)
It enters into this Agreement based upon its own knowledge of the facts and circumstances and not upon any representations made by the other party or its representatives which are not contained in this written agreement.

(c)
It is  represented by  counsel of  its choice,  who  has  consulted with it concerning the legal effect of this Agreement, and it understands the consequences of the Agreement and the transactions contemplated by it.

(d)	It has the legal capacity to enter into this Agreement, and this Agreement is binding and enforceable on it in accordance with its terms.

(e)
It shall fully and completely cooperate with the other party and its agents in any and all aspects that may be required to implement this Agreement or that may, from    time to time, be reasonably requested of it in relation to the same, including execution of any and all other documents reasonably required by the other party or its counsel to carry out the terms and intentions of this Agreement.

13.           Reservation by FCSA.  FCSA's execution of this Agreement or acceptance of the benefits granted it hereby shall under no circumstances be construed as a release of any lien, mortgage or security interest in the property, whether real or personal, now owned by EFB unless and until a properly authorized and executed release is placed of record.

14.           No Cure of Waiver of Default.  The execution of this Agreement shall not deprive FCSA of any of the rights, benefits and entitlements conferred upon it by any document previously executed and delivered to FCSA by EFB nor cure any present default thereunder except as the same may be expressly altered or affected by the terms of this Agreement.  No waiver of any default shall operate as a waiver of any other default or the same default on a future occasion.

15.           Miscellaneous.  This Agreement and all of its terms, representations and requirements shall survive the execution hereof and the execution and delivery of any instruments or property required by the terms hereof.  All questions and interpretations of this Agreement shall be determined under the laws of the state of Iowa.  This Agreement shall apply to , inure to the benefit of, and bind each of the parties hereto, their respective successors an assigns, heirs and personal representatives.  In case one or more of the provisions contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been included.  None of the covenants, provisions, terms or conditions of this Agreement shall be in any manner modified, waived or abandoned, except by written instrument duly signed by the parties hereto.  This Agreement contains the whole agreement of the parties in relation to the subject matter hereof.  Words and phrases herein, including acknowledgements hereof shall be construed in the singular or plural numbers and as masculine, feminine or neuter gender according to the context.

16.           Effectiveness.  This Agreement shall become effective when it has been executed by the Administrative Agent, and EFB as set forth on the signature pages hereto.

17.           Continuing Validity of Loan Documents.  EFB hereby (a) admits the validity and enforceability of each Loan Document and all of its obligations thereunder, and (b) agrees and admits that it has no defenses to or offsets against any such obligation.

18.           Limitations.  In all other respects, the Loan Documents shall remain in full force and effect, and no amendment or wavier in respect of any term or condition of any Loan Document shall be deemed (i) to be an amendment or waiver in respect of any other term or condition contained in any Loan Document or (ii) to prejudice any right or rights which the Administrative Agent, and any Lender may now have or may have in the future under or in connection with any of the Loan Documents.

19.           Counterparts.  This Agreement may be executed in any number of counterparts all of which, taken together, shall constitute one agreement.  In making proof of this Agreement, it shall be necessary to produce only the counterpart executed and delivered by the party to the charged.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

FARM CREDIT SERVICES OF AMERICA, FLCA		EAST FORK BIODIESEL, LLC

By:		By:
Its:	VP Special Accounts	Its:	CEO